EXHIBIT 99.1

Highlands Bancorp, Inc. Reports Increased Net Income for the Three and Nine Months Ended September 30, 2011

VERNON, N.J.--(BUSINESS WIRE)--October 21, 2011--Highlands Bancorp, Inc. (OTCBB: HSBK.OB) parent company of Highlands State Bank, reported third quarter net income of $275,000, an increase of 111.5% compared to net income of $130,000 for the same period in 2010. For the nine months ended September 30, 2011 net income was $736,000, an increase of 121.7% compared to a net income of $332,000 for the same period in 2010. After dividends and discount accretion on preferred stock, third quarter net income available to common stockholders was $120,000 or $.07 per diluted common share compared to net income of $51,000 or $.03 per diluted common share for the same period in 2010. The comparable nine month results reflect net income available to common stockholders for 2011 of $422,000 or $.24 per diluted common share compared to net income of $94,000 or $.05 per diluted common share. Net income available to common stockholders and the related net income per diluted common share for the third quarter of 2011 and year-to-date 2011 includes a charge to retained earnings of $83,000 of the remaining unaccreted discount on preferred stock issued to the United States Treasury (“Treasury”) in 2009 under the Treasury’s Capital Purchase Program (“CPP”). The one-time write-off was the result of the Company redeeming the Treasury’s CPP preferred in order to participate in the Treasury’s Small Business Lending Fund (“SBLF”). As a result of the Company’s participation in the SBLF and its redemption of the CPP preferred stock, the Company expects to pay preferred stock dividends at a lower rate in future periods.

Net interest income increased by $161,000 to $1,611,000 for the third quarter of 2011 when compared to net interest income of $1,450,000 for the third quarter of 2010. For the first nine months of 2011, net interest income was $4,725,000 compared to $4,346,000 for the same period of 2010. The increases in both periods were the result of loan portfolio growth and lower cost of funds. The provision for loan losses increased by $114,000 to $235,000 for the third quarter of 2011 when compared to a provision of $121,000 for the third quarter of 2010 due to an increase in non-performing loans. The provision declined $196,000 to $362,000 for the first nine months of 2011 when compared to $558,000 for the same period in 2010. There were no charge-offs or recoveries in the third quarter of 2011, compared to charge-offs of $168,000 and no recoveries for the third quarter of 2010. Non-interest income for the third quarter of 2011 increased by $18,000 to $125,000 when compared to the same period in 2010 and for first nine months of 2011 decreased $33,000 to $365,000 when compared to the first nine months of 2010. For the quarter ended September 30, 2011, non-interest expenses decreased by $80,000 to $1,226,000 due to a legal fee insurance claim reimbursement of $133,000 and lower deposit insurance assessment rates, partially offset by increased salaries and benefit costs from additions made to staff and higher other real estate owned, advertising, data processing, loan costs, shareholder expense and occupancy charges. Non-interest expenses increased by $138,000 to $3,992,000 for the nine months ended September 30, 2011 when compared to the same period in 2010 due to higher payroll, and data processing, loan workout and other real estate owned costs.

Total assets at Highlands State Bank were $161.6 million on September 30, 2011, decreasing $2.6 million or 1.6% when compared to total assets of $164.2 million at December 31, 2010. Deposits increased $1.3 million or .9% from $136.4 million on December 31, 2010 to $137.7 million on September 30, 2011. Net loans outstanding on September 30, 2011 were $130.9 million compared to $121.0 million on December 31, 2010, an increase of $9.9 million or 8.2%. Non-accrual loans totaled $4.1 million at September 30, 2011, remaining flat when compared to December 31, 2010. Non-performing loans, including troubled debt restructurings increased to $6.0 million at September 30, 2011 compared to $5.0 million at December 31, 2010. Investment securities declined by $1.0 million and time deposits in other banks declined $11.3 million as the proceeds were used to fund growth in the loan portfolio and for other cash needs.

On September 22, 2011 the Company received an investment of $6.9 million in preferred stock pursuant to the standard terms of the Small Business Lending Fund program. The proceeds were used to pay-off the prior investment of $5.6 million by the U.S. Treasury under the Capital Purchase Program, and to further enhance the Bank’s business lending efforts.

Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
INCOME STATEMENT
Net interest income	$1,611	$1,450	$4,725	$4,346
Provision for loan losses	235	121	362	558
Non-interest income	125	107	365	398
Non-interest expense	1,226	1,306	3,992	3,854
Net income	275	130	736	332
Preferred stock dividends and accretion	(155)	(79)	(314)	(238)
Net income available to common stockholders	$120	$51	$422	$94

EARNINGS PER COMMON SHARE:
Net income available to common stockholders:
Basic and diluted	$0.07	$0.03	$0.24	$0.05

Weighted average common shares
Basic and diluted	1,788,262	1,788,262	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA AT END OF PERIOD	9/30/2011	12/31/2010
Total loans	$132,984	$122,723
Allowance for loan losses	2,048	1,693
Investment securities	16,480	17,462
Total Assets	161,552	164,233
Total Deposits	137,685	136,399
Stockholders' Equity	17,839	16,107

Book value per common share	$6.14	$5.93
Tangible book value per common share	$5.69	$5.48

ASSET QUALITY
Non-accrual loans	$4,104	$4,144
Loans past due 90 days and still accruing	827	-
Troubled debt restructurings	1,057	827
OREO property	658	799
Allowance for loan losses to total loans	1.54%	1.38%
Non-performing loans to total loans	4.50%	4.05%

CONTACT:
Highlands Bancorp, Inc.
George E. Irwin. 973-764-3200